Exhibit 99.1
Earnings Release

CubeSmart Reports Third Quarter 2023 Results

MALVERN, PA -- (Globe Newswire) – November 2, 2023 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and nine months ended September 30, 2023.

“Our third quarter performance reflects the geographic and demographic quality of our portfolio. Our urban markets have outperformed, led by New York City, as demand and pricing are more stable and less impacted by the single-family home sales market,” commented President and Chief Executive Officer Christopher P. Marr. “As post-pandemic demand trends normalize and macroeconomic conditions remain volatile, our seasoned management team is maintaining our focus on maximizing revenues, controlling our costs, and providing outstanding customer service.”

Key Highlights for the Third Quarter

●	Reported diluted earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.45.
●	Reported funds from operations (“FFO”), as adjusted, per diluted share of $0.68.
●	Increased same-store (592 stores) net operating income (“NOI”) 2.0% year over year, driven by 2.3% revenue growth and a 3.0% increase in property operating expenses.
●	Averaged same-store occupancy of 92.1% during the quarter and ended the quarter at 91.4%.
●	Added 41 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 763.

Financial Results

Net income attributable to the Company’s common shareholders was $102.6 million for the third quarter of 2023, compared with $112.9 million for the third quarter of 2022. A significant driver of the year over year decrease was a $45.7 million gain during the 2022 period related to the sale of the 14 properties within the HVPSE joint venture partially offset by decreased amortization of in-place lease intangibles related to stores acquired in 2021. Diluted EPS attributable to the Company’s common shareholders was $0.45 for the third quarter of 2023, compared with $0.50 for the same period last year.

FFO, as adjusted, was $154.0 million for the third quarter of 2023, compared with $150.0 million for the third quarter of 2022. FFO, as adjusted, per diluted share increased 3.0% to $0.68 for the third quarter of 2023, compared with $0.66 for the same period last year.

Investment Activity

Acquisition Activity

The Company is under contract to acquire a store in New Jersey for $22.0 million. This acquisition is expected to close during the fourth quarter of 2023.

Development Activity

The Company has agreements with developers for the construction of self-storage properties in high-barrier-to-entry locations. As of September 30, 2023, the Company had three joint venture development properties under construction. The Company anticipates investing a total of $75.2 million related to these projects and had invested

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$39.1 million of that total as of September 30, 2023. The stores are located in New Jersey (1) and New York (2) and are expected to open at various times during 2024.

Third-Party Management

As of September 30, 2023, the Company’s third-party management platform included 763 stores totaling 49.9 million rentable square feet. During the three and nine months ended September 30, 2023, the Company added 41 stores and 124 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at September 30, 2023 included 592 stores containing 42.3 million rentable square feet, or approximately 96.0% of the aggregate rentable square feet of the Company’s 611 consolidated stores. These same-store properties represented approximately 96.9% of property NOI for the three months ended September 30, 2023.

Same-store physical occupancy as of September 30, 2023 and 2022 was 91.4% and 93.1%, respectively. Same-store revenues for the third quarter of 2023 increased 2.3% and same-store operating expenses increased 3.0% from the same quarter in 2022. Same-store NOI increased 2.0% from the third quarter of 2022 to the third quarter of 2023.

Operating Results

As of September 30, 2023, the Company’s total consolidated portfolio included 611 stores containing 44.1 million rentable square feet and had physical occupancy of 90.7%.

Revenues increased $6.5 million and property operating expenses increased $0.8 million in the third quarter of 2023, as compared to the same period in 2022. Increases in revenues were primarily attributable to increased rental rates on our same-store portfolio. Increases in property operating expenses were primarily attributable to increases in expenses from same-store properties largely related to property insurance premiums and property taxes.

Interest expense decreased from $23.9 million during the three months ended September 30, 2022 to $23.2 million during the three months ended September 30, 2023, a decrease of $0.7 million. The decrease was attributable to a decrease in the average outstanding debt balance during the 2023 period compared to the 2022 period, partially offset by higher interest rates during the 2023 period compared to the 2022 period. The average outstanding debt balance decreased to $3.00 billion during the three months ended September 30, 2023 as compared to $3.14 billion during the three months ended September 30, 2022. The weighted average effective interest rate on our outstanding debt increased to 3.04% for the three months ended September 30, 2023 compared to 2.99% during the three months ended September 30, 2022.

Financing Activity

During the three months ended September 30, 2023, the Company did not sell any common shares of beneficial interest through its at-the-market ("ATM") equity program. As of September 30, 2023, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On July 25, 2023, the Company declared a quarterly dividend of $0.49 per common share. The dividend was paid on October 16, 2023 to common shareholders of record on October 2, 2023.

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Earnings Release

2023 Financial Outlook

“Current conditions in the investment and capital markets call for a steady and disciplined approach to capital allocation. We are confident there will be a period of robust opportunity as conditions stabilize,” commented Chief Financial Officer Tim Martin. “The quality of our balance sheet, partner relationships and investment team have us well-positioned to grow, while our third-party management program continues to provide a capital-light avenue to leverage our operating platform.”

The Company estimates that its fully diluted earnings per share for the year will be between $1.78 and $1.80 (previously $1.77 to $1.81), and that its fully diluted FFO per share, as adjusted, for 2023 will be between $2.65 and $2.67 (previously $2.64 to $2.68). Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2023, the same-store pool consists of 592 properties totaling 42.3 million rentable square feet.

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(1)	Prior guidance as included in our second quarter earnings release dated August 3, 2023.

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, November 3, 2023 to discuss financial results for the three months ended September 30, 2023.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.cubesmart.com. Telephone participants may join on the day of the call by dialing 1 (888) 575-5163.

After the live webcast, the call will remain available on CubeSmart’s website for 15 days. In addition, a telephonic replay of the call will be available through November 17, 2023 by dialing 1 (877) 674-7070 using conference number 497209#.

Supplemental operating and financial data as of September 30, 2023 is available in the Investor Relations section of the Company’s corporate website.

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About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and, in most locations, climate-controlled storage space for residential and commercial customers. According to the 2023 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its consolidated financial statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sales of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is a measure of performance that is not calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

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The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in economic conditions in the real estate industry and in the markets in which we own and operate self-storage properties;
●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;
●	the failure to execute our business plan;
●	adverse impacts from the COVID-19 pandemic, other pandemics, quarantines and stay at home orders, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;
●	reduced availability and increased costs of external sources of capital;

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●	increases in interest rates and operating costs;
●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future debt;
●	counterparty non-performance related to the use of derivative financial instruments;
●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;
●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;
●	increases in taxes, fees and assessments from state and local jurisdictions;
●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;
●	reductions in asset valuations and related impairment charges;
●	cyber security breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships or result in fraudulent payments;
●	changes in real estate, zoning, use and occupancy laws or regulations;
●	risks related to or a consequence of natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that affect the markets in which we operate;
●	potential environmental and other liabilities;
●	governmental, administrative and executive orders and laws, which could adversely impact our business operations and customer and employee relationships;
●	uninsured or uninsurable losses and the ability to obtain insurance coverage or recovery from insurance against risks and losses;
●	our ability to attract and retain talent in the current labor market;
●	other factors affecting the real estate industry generally or the self-storage industry in particular; and
●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(unaudited)

ASSETS
Storage properties	$7,332,817	$7,295,778
Less: Accumulated depreciation	(1,375,321)	(1,247,775)
Storage properties, net (including VIE assets of $150,067 and $167,180, respectively)	5,957,496	6,048,003
Cash and cash equivalents	8,028	6,064
Restricted cash	1,872	2,861
Loan procurement costs, net of amortization	4,278	5,182
Investment in real estate ventures, at equity	99,670	105,993
Assets held for sale	—	3,745
Other assets, net	161,881	153,982
Total assets	$6,233,225	$6,325,830

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,775,455	$2,772,350
Revolving credit facility	15,200	60,900
Mortgage loans and notes payable, net	129,130	162,918
Lease liabilities - finance leases	65,720	65,758
Accounts payable, accrued expenses and other liabilities	222,052	213,297
Distributions payable	111,279	111,190
Deferred revenue	40,169	38,757
Security deposits	1,077	1,087
Liabilities held for sale	—	1,773
Total liabilities	3,360,082	3,428,030

Noncontrolling interests in the Operating Partnership	51,877	57,419

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 224,859,021 and 224,603,462 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	2,249	2,246
Additional paid-in capital	4,137,466	4,125,478
Accumulated other comprehensive loss	(431)	(491)
Accumulated deficit	(1,332,081)	(1,301,030)
Total CubeSmart shareholders’ equity	2,807,203	2,826,203
Noncontrolling interests in subsidiaries	14,063	14,178
Total equity	2,821,266	2,840,381
Total liabilities and equity	$6,233,225	$6,325,830

(in thousands, except share data)

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

REVENUES
Rental income	$232,468	$226,837	$681,962	$651,341
Other property related income	25,857	25,619	76,001	71,760
Property management fee income	9,551	8,952	27,246	25,536
Total revenues	267,876	261,408	785,209	748,637
OPERATING EXPENSES
Property operating expenses	77,546	76,728	223,494	220,767
Depreciation and amortization	49,985	79,574	150,672	241,177
General and administrative	14,060	13,390	43,059	41,640
Total operating expenses	141,591	169,692	417,225	503,584
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(23,204)	(23,850)	(70,439)	(69,729)
Loan procurement amortization expense	(1,030)	(969)	(3,111)	(2,885)
Equity in earnings of real estate ventures	1,141	46,558	4,482	47,532
Other	(119)	(15)	382	(9,671)
Total other (expense) income	(23,212)	21,724	(68,686)	(34,753)
NET INCOME	103,073	113,440	299,298	210,300
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(640)	(733)	(1,870)	(1,404)
Noncontrolling interest in subsidiaries	212	181	662	505
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$102,645	$112,888	$298,090	$209,401

Basic earnings per share attributable to common shareholders	$0.46	$0.50	$1.32	$0.93
Diluted earnings per share attributable to common shareholders	$0.45	$0.50	$1.32	$0.93

Weighted average basic shares outstanding	225,467	225,023	225,380	224,883
Weighted average diluted shares outstanding	226,210	225,966	226,206	225,881

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Same-Store Facility Results (592 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2023	2022	Change	2023	2022	Change

REVENUES
Rental income	$224,537	$219,625	2.2%	$659,710	$632,853	4.2%
Other property related income	9,777	9,495	3.0%	29,066	26,090	11.4%
Total revenues	234,314	229,120	2.3%	688,776	658,943	4.5%

OPERATING EXPENSES
Property taxes (1)	24,235	23,726	2.1%	73,194	71,465	2.4%
Personnel expense	13,276	13,547	(2.0)%	39,635	41,060	(3.5)%
Advertising	5,945	5,951	(0.1)%	15,840	14,376	10.2%
Repair and maintenance	2,715	2,455	10.6%	7,598	6,943	9.4%
Utilities	6,284	6,119	2.7%	17,147	17,040	0.6%
Property insurance	3,066	2,130	43.9%	7,800	6,055	28.8%
Other expenses	8,834	8,544	3.4%	26,221	25,808	1.6%

Total operating expenses	64,355	62,472	3.0%	187,435	182,747	2.6%

Net operating income (2)	$169,959	$166,648	2.0%	$501,341	$476,196	5.3%

Gross margin	72.5%	72.7%		72.8%	72.3%

Period end occupancy	91.4%	93.1%		91.4%	93.1%

Period average occupancy	92.1%	93.6%		92.1%	93.6%

Total rentable square feet	42,340			42,340

Realized annual rent per occupied square foot (3)	$23.03	$22.18	3.8%	$22.56	$21.29	6.0%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (2)	$169,959	$166,648		$501,341	$476,196
Non same-store net operating income (2)	5,414	4,993		15,658	12,620
Indirect property overhead (4)	14,957	13,039		44,716	39,054
Depreciation and amortization	(49,985)	(79,574)		(150,672)	(241,177)
General and administrative expense	(14,060)	(13,390)		(43,059)	(41,640)
Interest expense on loans	(23,204)	(23,850)		(70,439)	(69,729)
Loan procurement amortization expense	(1,030)	(969)		(3,111)	(2,885)
Equity in earnings of real estate ventures	1,141	46,558		4,482	47,532
Other	(119)	(15)		382	(9,671)

Net income	$103,073	$113,440		$299,298	$210,300

(1)	For comparability purposes, current year amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($174k and $503k for the three and nine months ended September 30, 2023, respectively).
(2)	Net operating income (“NOI”) is a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(3)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(4)	Includes property management income earned in conjunction with managed properties.

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Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net income attributable to the Company's common shareholders	$102,645	$112,888	$298,090	$209,401

Add (deduct):
Real estate depreciation and amortization:
Real property	48,404	78,250	146,218	237,742
Company's share of unconsolidated real estate ventures	2,104	2,273	6,353	7,179
Loss (gains) from sales of real estate, net (1)	236	(45,705)	(1,477)	(45,705)
Noncontrolling interests in the Operating Partnership	640	733	1,870	1,404

FFO attributable to common shareholders and OP unitholders	$154,029	$148,439	$451,054	$410,021

Add:
Transaction-related expenses (2)	—	—	—	10,546
Property damage related to hurricane, net of expected insurance proceeds	—	1,578	—	1,578

FFO, as adjusted, attributable to common shareholders and OP unitholders	$154,029	$150,017	$451,054	$422,145

Earnings per share attributable to common shareholders - basic	$0.46	$0.50	$1.32	$0.93
Earnings per share attributable to common shareholders - diluted	$0.45	$0.50	$1.32	$0.93
FFO per share and unit - fully diluted	$0.68	$0.65	$1.98	$1.80
FFO, as adjusted per share and unit - fully diluted	$0.68	$0.66	$1.98	$1.86

Weighted average basic shares outstanding	225,467	225,023	225,380	224,883
Weighted average diluted shares outstanding	226,210	225,966	226,206	225,881
Weighted average diluted shares and units outstanding	227,614	227,426	227,621	227,426

Dividend per common share and unit	$0.49	$0.43	$1.47	$1.29
Payout ratio of FFO, as adjusted	72.1%	65.2%	74.2%	69.4%

(1)	For the three months ended September 30, 2023, represents a loss related to the sale of the California Yacht Club, which was acquired in 2021 as part of the Company's acquisition of LAACO, Ltd. This amount is included in the component of other (expense) income designated as Other within our consolidated statements of operations. For the three and nine months ended September 30, 2022 and the nine months ended September 30, 2023, includes gains on sale and distributions made to the Company in excess of its investment in the 191 IV CUBE Southeast LLC ("HVPSE") unconsolidated real estate venture. HVPSE sold all 14 of its properties on August 30, 2022. The distributions during the nine months ended September 30, 2023 relate to proceeds that were held back at the time of the sale. These gains are included in Equity in earnings of real estate ventures within our consolidated statements of operations.

(2)	For the nine months ended September 30, 2022, transaction-related expenses include severance expenses ($10.3 million) and other transaction expenses ($0.2 million). Prior to our acquisition of LAACO, Ltd. on December 9, 2021, the predecessor company entered into severance agreements with certain employees, including members of their executive team. These costs were known to us and the assumption of the obligation to make these payments post-closing was contemplated in our net consideration paid in the transaction. In accordance with GAAP, and based on the specific details of the arrangements with the employees prior to closing, these costs are considered post-combination compensation expenses.

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Transaction-related expenses are included in the component of other income (expense) designated as Other within our consolidated statements of operations.

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